Exhibit 99.1

Moxian terminates proposed merger with Btab Group, Inc

Hong Kong, March 03, 2021 (GLOBE NEWSWIRE) — Moxian, Inc. (“Moxian” or the “Company”) (MOXC), an offline-to-online (O2O) social media services and Internet media marketing services provider, today announces that its proposed merger with Btab Group Inc., (“Btab”) has been terminated by mutual consent, as provided for in the terms of the Share Exchange Agreement signed on August 27, 2020.

The Company also announces the resignations of Mr. James Tan Meng Dong and Dr. David Cheang Sien Chan, both Singaporeans, from the Board with effect from February 28, 2021. The Board now comprises Mr. Hao Qinghu as the CEO of the Company and three other independent directors, Mr. Lionel Choong Khuat Leok, Mr. William Yap Guan Hong and Ms Wendy Wang Yingjie, all of whom have been in office since 2019.

About Moxian, Inc.

Founded in 2013, Moxian is located in Beijing, China, with subsidiaries in Malaysia and Hong Kong, it is an O2O integrated platform operator, and a service provider of social media and Internet media marketing.

About Btab Group, Inc:

Founded in 2014 and established as a Holding Company in 2018 as Btab Group of Companies (Btab Group Inc,), with a central location in Sydney Australia, having offices in Australia, China, UK and USA. Btab is an e-commerce services provider and a product supplier to small businesses.

Safe Harbor Statement

This announcement contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements are based on the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and may be governed by terms such as “will,” “expect,” “anticipate,” “future,” “intend,” “plan,” Believe, “estimate”, “potential”, “continue”, “in progress”, “goal”, “guidance expectations” and similar statements are identified. The company may also include in its periodic reports to the US Securities and Exchange Commission (“SEC”), annual reports to shareholders, press releases and other written materials, as well as oral statements from third parties to the company’s management, directors or employees. Oral forward-looking statements. Any statements that are not historical facts, including statements about the company’s philosophy and expectations, are forward-looking statements that involve factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These factors and risks include, but are not limited to, the following: company’s goals and strategies; future business development; financial status and operating results; expected growth of China’s credit industry, especially the expected growth of China’s online lending platform; market-oriented and credit products and The demand and acceptance of services; and the ability of credit to attract and retain borrowers and lenders in the market; the relationship between the company and strategic partners; industry competition; and policies and regulations related to the company’s structure, business and industry. More detailed information about these and other risks and uncertainties is included in the company’s filings with the Securities and Exchange Commission. All information provided in the company’s introduction is the latest information as of the date of publication of the company. Except as provided by applicable law, the company is not obligated to update such information.

For further information, please contact

Tan.wanhong@moxiangroup.com